Exhibit 10
Symbion Holdings Corporation
2007 EQUITY INCENTIVE PLAN

FIRST AMENDMENT

THIS AMENDMENT to the Symbion Holdings Corporation 2007 Equity Incentive Plan (the “Plan”) is made on this 23rd day of January, 2012, by Symbion Holdings Corporation (the “Company”).

RECITALS:

WHEREAS, the Company adopted the Plan effective August 23, 2007 for the purposes stated in Section 1 of the Plan;

WHEREAS, the Compensation Committee of the Board of Directors (the “Committee”) desires to (i) amend the terms for vesting and exercise of options previously issued under the Plan and (ii) authorize an additional 2,400,000 shares for future awards granted annually under the Plan;

WHEREAS, Section 11(a) of the Plan permits the Committee to amend the Plan and approval of the shareholders is required under certain circumstances and under certain agreements of the Company; and

WHEREAS, the Committee has determined in the exercise of its reasonable good faith judgment that the amendments to the Plan will not adversely affect the right of any Participant under any outstanding Award;

NOW, THEREFORE, the Plan is hereby amended as follows, effective upon approval of the shareholders of the Company provided on January 23, 2012:

1.    Section 5(a) of the Plan is restated as follows:

(a)Subject to adjustment as provided in Section 5(e), up to 3,839,062 Common Shares, par value $0.01 per share, of the Company shall be available for issuance under this Plan. Effective January 23, 2012, an additional 2,400,000 Common Shares, par value $0.01 per share, of the Company shall be available for issuance under this Plan, which the Committee may issue through Awards that are granted annually or from time to time. For the avoidance of doubt, any increase in the number of Common Shares available for issuance under this Plan following the Common Shares becoming listed or quoted on a Qualified Exchange shall require an amendment of this Plan in accordance with Section 11(a).

2.    Section 11(b) of the Plan is restated as follows:

(b)The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or beneficiary of an Award; provided, that no such action shall impair the rights of any affected Participant or holder or beneficiary under any Award theretofore granted under this Plan, as determined in the reasonable good faith judgment of the Committee.

3.    Unless defined in this Amendment, capitalized terms will have the same meanings ascribed to them in the Plan.

IN WITNESS WHEREOF, the undersigned has executed this instrument on behalf of the Company to amend the Plan on the date first written above, to be effective as provided herein.

SYMBION HOLDINGS CORPORATION

By:	/s/ Clifford G. Adlerz
Clifford G. Adlerz
President and Chief Operating Officer